Exhibit 10.2

Amended and Restated Long-Term Incentive Bonus Agreement

This Amended and Restated Long-Term Incentive Bonus Agreement (this “Agreement”) is entered into on March 26th, 2025 by and between Tutor Perini Corporation (the “Company”) and Kristiyan Assouri (“Employee”), and amends and restates that certain Long-Term Incentive Bonus Agreement entered into by and between the Company and Employee on October 1, 2023 (the “Effective Date”).

1.Long-Term Incentive Bonus Opportunity. The Company has granted Employee the opportunity to earn a lump-sum cash long-term incentive bonus in the gross amount of $450,000 (the “LTI Bonus”).
2.Conditions to Bonus. Employee will earn the LTI Bonus if continuously employed with the Company through October 1, 2026 (the “Vesting Date”). If earned, the LTI Bonus, less applicable taxes and withholdings, will be paid to Employee in a single cash lump sum within 14 days following the Vesting Date. If employment with the Company terminates for any reason prior to the Vesting Date, then, except as set forth in Section 3, the LTI Bonus will be forfeited for no consideration.
3.Termination.
a.    If Employee’s employment with the Company terminates (i) due to an Involuntary Termination (as defined below) or (ii) if the Company terminates Employee’s employment without Cause or Employee terminates employment with Good Reason within the six-month period before and the two-year period following a Change in Control (as defined below, a “Change in Control Termination”) then, subject to Employee (or, in the event of Employee’s death, Employee’s estate) executing and not revoking a general release of claims (in the form provided by the Company), consistent with the U.S. Internal Revenue Code Section 409A, on or before the 52nd day following such termination, the LTI Bonus will immediately vest and Employee will receive the LTI Bonus within 14 days following the day on which such general release becomes irrevocable; provided, that if the 52-day period within which to execute and not revoke such general release spans two calendar years, payment will be made in the later calendar year.
b.    “Involuntary Termination” excludes Voluntary Terminations (as defined below) and means (i) Employee’s termination of employment by the Company without Cause (as defined below), (ii) Employee’s termination of employment due to death or disability, or (iii) a termination of employment by Employee for Good Reason (as defined below).
c.    “Voluntary Termination” means (i) Employee terminates employment due to retirement, or (ii) Employee terminates employment without Good Reason.
d.    “Cause” means any of the following: (i) Employee’s material violation of Company policy that causes harm to the Company or any of its affiliates; (ii) Employee’s material act of fraud or willful and material misconduct, in each case, with respect to the Company or any of its affiliates; (iii) Employee’s conviction of, or plea of nolo contendere to, a felony under any state or federal law; (iv) Employee’s material failure or refusal to perform her essential job duties; or (v) a willful failure by Employee to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of the Company or any of its affiliates.
e.    “Change in Control” means the occurrence of one or more of the following events: (i) any person group becomes a beneficial owner of more than 30% of the voting stock of the Company; (ii) the majority of the board of the Company consists of individuals other than incumbent directors as of the date of this Agreement; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or (iv) the Company transfers all or substantially all of its assets or business

(unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, (A) the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company) in substantially the same proportion as they owned the voting stock of the Company prior to any such transaction and (B) incumbent directors immediately prior to any such transaction continue to constitute a majority of the Board (or the board of directors of the Company’s ultimate parent company if the Company is a subsidiary of another corporation) immediately after consummation of the transaction. For purposes of this Change in Control definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company.
f.    “Good Reason” means the occurrence of any of the following events: (i) a material adverse change in the Employee’s title; (ii) a material reduction in Employee’s base salary; (iv) a relocation of the Employee’s primary place of employment to a location more than 50 miles from the Company’s current or future headquarters; or (v) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction. In order to invoke a resignation with Good Reason, Employee must notify the Company of the existence of an event of Good Reason within 90 days following the initial occurrence of such event, the Company must fail to cure such event within 30 days following such notice and the Employee must terminate her employment within 10 days following the expiration of such period.
4.Miscellaneous. By signing this Agreement, Employee acknowledges and agrees that (i) Employee has reviewed this Agreement in its entirety, (ii) Employee has had an opportunity to obtain the advice of counsel prior to signing this Agreement, (iii) Employee fully understands all the terms and conditions contained in this Agreement, (iv) nothing in this Agreement confers upon Employee any right with respect to future compensation or continuation of Employee’s services with the Company or any of its affiliates, nor does anything in this Agreement interfere in any way with the right of the Company or any of its affiliates to terminate Employee’s relationship with the Company or its subsidiaries or affiliates, with or without cause, and with or without notice, and for any reason or no reason, (v) the LTI Bonus is subject to required payroll taxes and withholdings, (vi) the Company will interpret and resolve any ambiguities in this Agreement in its discretion, (vii) Employee may not assign this Agreement, (viii) this Agreement can only be amended in writing signed by Employee and the Company, (ix) this Agreement represents the entire agreement between Employee and the Company regarding the LTI Bonus and (x) this Agreement will be governed by the laws of California.

TUTOR PERINI CORPORATION

By:	/s/ Gary G. Smalley
Name:	Gary G. Smalley
Title:	Chief Executive Officer and President

Dated:	March 26, 2025

By:	/s/ Kristiyan Assouri
Name:	Kristiyan Assouri

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